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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C

     (a) A Special Meeting of the Shareholders of John Hancock Trust (the "Trust) was held at the Trust's principal office at 601 Congress Street, Boston Massachusetts on April 12, 2007 at 10:00 a.m.

     (b)  Not Applicable

     (c)  Proposal

Proposal Approval of Agreement and Plan of Reorganization providing for the combination of the Strategic Opportunities Trust into the Large Cap
           Trust

At the meeting, the proposal was approved by the shareholders of the Strategic Opportunities Trust. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below:

                                                   SHARES
                                --------------------------------------------
PORTFOLIO                             FOR          AGAINST       ABSTAINED
---------                       --------------   -----------   -------------
PROPOSAL
Strategic Opportunities Trust   26,831,660.884   994,335.472   2,636,096.351